# TRIBAND ENTERPRISE CORP.

#903 – 1485 W. 6th Ave.,
Vancouver, British Columbia
V6H 4G1

## NOTICE OF ANNUAL GENERAL MEETING

**NOTICE IS HEREBY GIVEN** that the Annual General Meeting of shareholders of **TRIBAND ENTERPRISE CORP.** (the "Company") will be held in the Boardroom of Gerald R. Tuskey, Barrister & Solicitor, Suite 1000 – 409 Granville Street, Vancouver, British Columbia at 10:00 a.m. (PST) on **Monday, August 11, 2003** for the following purposes:

1. To receive the Report of the Directors;
2. To receive and consider the financial statements of the Company for the year ended November 30, 2003, together with the auditors' report thereon;
3. To appoint Sadovnick, Telford & Skov as auditors for the Company to hold office until the next annual general meeting of the Company and to authorize the directors to fix the remuneration to be paid to such auditors;
4. To fix the number of Directors at six (6);
5. To elect directors to hold office until the next annual general meeting of the Company;
6. To approve and authorize the new stock option plan of the Company;
7. To authorize the directors, in their discretion, to issue shares in excess of 25% of the issued capital in accordance with the terms of any proposed future acquisitions, private placement, rights offering or prospectus financing and corresponding Brokers' Warrants or shares for debt settlements, at such price or prices, in such amount or amounts and to such individuals or entities as may by determined by the Directors of the Company and as are acceptable with the appropriate regulatory authorities and the resulting possible effective change in control of the Company consequent thereon.
8. To ratify and approve the actions of the board of directors since the last Annual General; and
9. To transact such other business as may properly come before the Meeting or any adjournment of it.

**A Member entitled to attend and vote at the Meeting is entitled to appoint a proxy to attend and vote in his stead. If you are unable to attend the Meeting in person, please read the Notes accompanying the Instrument of Proxy enclosed and then complete and return the Proxy within the time set out in the Notes. As set out in the Notes, the enclosed Instrument of Proxy is solicited by Management, but you may amend it, if you so desire, by striking out the names listed therein and inserting in the space provided the name of the person you wish to represent you at the Meeting.**

Dated at Vancouver, British Columbia this 9th day of July, 2003.

**BY ORDER OF THE BOARD OF DIRECTORS**

Per: *"Gary Freeman"*
Gary Freeman
President and Director